Contacts:	For Media: John Calagna (212) 578-6252	For Investors: Conor Murphy (212) 578-7788
METLIFE ANNOUNCES SECOND QUARTER 2009 RESULTS
— Operating Earnings of $0.88 Per Share —
— Net Loss of $1.74 Per Share Reflects Improvement in MetLife’s Credit Spread —
— Premiums, Fees & Other Revenues Increase to $8.4 Billion —
— U.S. Annuity Deposits Increase 43% Over 2Q 2008 to $5.5 Billion —
NEW YORK, July 30, 2009 — MetLife, Inc. (NYSE: MET) today reported a second quarter 2009 net loss1 of $1.4 billion, or $1.74 per share. The net loss reflects net realized gains and losses, including derivative losses of $1.8 billion, after income tax, of which approximately $1 billion, after income tax, was due to the improvement in MetLife’s credit spread in the quarter. MetLife reported second quarter 2009 operating earnings2 of $723 million, or $0.88 per share.
“MetLife generated strong revenues and operating earnings in the second quarter, as we again demonstrated our ability to deliver solid performance in an uncertain economic environment,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “Our clients recognize the value of MetLife’s strong balance sheet and capital strength, as evidenced by our 6% and 4% top line growth over the first quarter of 2009 and second quarter of 2008, respectively. We had very strong deposits and positive net flows in our U.S. annuity business; Institutional’s top line grew 8% over the second quarter of 2008; and our International business continued to perform well.”
“The consistent growth in our core businesses has enabled us to achieve noteworthy results despite lower investment income. At the same time, we have been able to successfully make use of the capital markets to further bolster our strong financial position and we are benefiting from the expense management initiatives we have put in place,” added Henrikson.

[1]	All references in this press release to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and book value per diluted common share, respectively.

[2]	Operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and MetLife, Inc.’s book value per diluted common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

SECOND QUARTER 2009 SUMMARY
•	Premiums, fees & other revenues of $8.4 billion, up 6% and 4% over the first quarter of 2009 and the second quarter of 2008, respectively
•	U.S. annuity deposits of $5.5 billion, up 43% over the second quarter of 2008 due to a record $4.5 billion in variable annuity deposits and a significant increase in fixed annuity deposits
•	Book value per share of $30.60, up 18% from the first quarter of 2009
•	Operating earnings of $0.88 per share reflect:
•	lower variable investment income, which was below plan by $102 million ($0.12 per share), after income tax and the impact of deferred acquisition costs

•	strong equity markets and higher interest rates, which benefited Individual Business earnings by an estimated $58 million ($0.07 per share), after income tax

($ in millions, except per share data)	For the three months ended June 30,
	2009	2008	Change
Premiums, fees & other revenues	$8,375	$8,090	4%
Net income (loss)	(1,433)	915	—
Net income (loss) per share	(1.74)	1.26	—
Operating earnings	723	887	(18%)
Operating earnings per share	0.88	1.22	(28%)
Book value per share	30.60	41.98	(27%)
Book value per share excluding AOCI	42.52	45.43	(6%)
BUSINESS SEGMENT DISCUSSIONS
All comparisons of second quarter 2009 results in the segment discussions below are with the second quarter of 2008, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business
•	Institutional premiums, fees & other revenues of $4.3 billion, up 8% with growth in all three product groups
•	Retirement & savings premiums, fees & other revenues up 35%, due largely to higher pension closeout sales
•	Higher interest spreads compared with the first quarter of 2009
Institutional premiums, fees & other revenues were 8% higher, driven by a $195 million increase in the retirement & savings business resulting from several pension closeout sales as well as continued growth in structured settlement sales. In addition, group life and non-medical health premiums, fees & other revenues were up 4% and 3%, respectively.
Operating earnings for Institutional were $306 million, down from $448 million. In the second quarter of 2009, lower net investment income was partially offset by a $21 million ($0.03 per share), after income tax, insurance liability release related to several large institutional annuity contracts. In addition, underwriting results continued to be solid with the exception of the dental business, which experienced higher claim utilization.

Individual Business
•	Individual premiums, fees & other revenues of $2.1 billion, down 3% as increased sales of the company’s whole & term (traditional) life products were more than offset by a decline in fees due to lower equity market levels compared with the second quarter of 2008
•	Annuity deposits grew 43% due to a record $4.5 billion in variable annuity deposits and a significant increase in fixed annuity deposits
•	Total annuity net flows increased significantly
Total annuity deposits reached $5.5 billion as variable annuity deposits increased 27% to $4.5 billion and fixed annuity deposits grew from $277 million to $949 million. Annuity net flows remained positive for the fifth consecutive quarter while lapse rates declined for the second consecutive quarter. Total life first year premiums and deposits were $238 million, compared with $242 million. A 35% increase in traditional life first year premiums and deposits was offset by lower sales of variable and universal life.
Operating earnings for Individual were $276 million, compared with $322 million. General account growth and improved underwriting margins were more than offset by lower spreads and fee revenue.
International
•	International premiums, fees & other revenues of $1.0 billion, down on a reported basis, but flat on a constant currency basis
•	Premiums, fees & other revenues, on a constant currency basis, up 8% and 7% in Asia Pacific and Europe, respectively
•	Strong operating earnings of $158 million
International premiums, fees & other revenues, on a reported basis, were down from $1.2 billion due to the strength of the U.S. dollar against foreign currencies compared with the second quarter of 2008. In Japan, total annuity deposits were 137.8 billion yen ($1.3 billion), compared with 149.6 billion yen ($1.4 billion). A 45% increase in fixed annuity deposits was more than offset by a decline in variable annuity deposits, reflecting current market conditions.
International’s operating earnings were $158 million, compared with $152 million. During the second quarter of 2009, the adverse impact of a stronger U.S. dollar against foreign currencies was offset by lower expenses and approximately $35 million ($0.04 per share), after income tax, in one-time benefits.
Auto & Home
•	Net written premiums of $747 million, down 1%
•	Strong combined ratio (excluding catastrophes) of 88.0%
•	Operating earnings increased 46% to $76 million
Net written premiums were slightly lower and are reflective of current market conditions. Auto & Home operating earnings were $76 million, compared with $52 million as catastrophe losses declined significantly. In addition, earnings in the second quarters of 2009 and 2008 benefited from favorable non-catastrophe claim development related to prior accident years of $3 million, after income tax, and $26 million, after income tax, respectively.
Investments
•	Gross unrealized losses on fixed maturities declined 32% from March 31, 2009, due to improved credit spreads
•	Cash and short-term investments decreased to $21.3 billion, primarily as a result of increased investments in higher-yielding, longer duration asset classes
Net investment income was $3.9 billion, up from $3.3 billion in the first quarter of 2009 but down from $4.3 billion in the second quarter of 2008. During the second quarter of 2009, variable investment income was lower than plan by $150 million, or $102 million ($0.12 per share), after income tax and the impact of deferred acquisition costs. The lower variable investment income was driven by negative returns from real estate funds as well as corporate joint ventures.
For the second quarter of 2009, the company had net realized investment losses, after income tax, of $2.6 billion, mostly driven by derivative losses of $1.8 billion, after income tax. The remainder were primarily due to credit-related losses and impairments across a broad range of asset classes, and were consistent with the company’s expectations.
MetLife uses derivatives — in connection with its broader portfolio management efforts — to hedge a number of risks, including changes in interest rates and foreign currencies. During the quarter, an improvement in MetLife’s credit spread, which impacts the valuation of certain insurance liabilities, contributed approximately $1 billion, after income tax, to the derivative losses. This reverses derivative gains that occurred in earlier quarters when the credit spread widened. Increases in interest rates and changes in the value of foreign currency-related derivatives also contributed to the loss and are, in general, offset on an economic basis by gains across various assets and liabilities.
Earnings Conference Call
MetLife, Inc. (NYSE: MET) will hold its second quarter 2009 earnings conference call and audio Webcast on Friday, July 31, 2009, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (651) 291-0900 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Friday, July 31, 2009, until Friday, August 7, 2009, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 105666. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Non-GAAP and Other Financial Disclosures
All references in this press release to net income (loss), net income (loss) per share, operating earnings and operating earnings per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
The historical and forward-looking financial information presented in this press release includes performance measures which are based on methodologies other than GAAP. MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings, operating earnings per share and operating return on common equity. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses of consolidated entities and operating joint ventures reported under the equity method of accounting and the impact of MetLife’s own credit, net of income tax, each of which can fluctuate significantly from period to period, and adjustments related to acquisition costs incurred to effect a business combination after January 1, 2009, net of income tax, discontinued operations other than discontinued real estate, net of income tax, and net income (loss) attributable to noncontrolling interests, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share should not be viewed as substitutes for GAAP net income (loss) available to MetLife, Inc.’s common shareholders and GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
Operating earnings available to MetLife, Inc.’s common shareholders is defined as GAAP net income (loss) attributable to MetLife, Inc., excluding net investment gains and losses, net of income tax; adjustments related to net investment gains and losses, net of income tax; adjustments related to net investment gains and losses of consolidated entities and operating joint ventures reported under the equity method of accounting and the impact of MetLife’s own credit, net of income tax; adjustments related to acquisition costs incurred to effect a business combination after January 1, 2009, net of income tax; discontinued operations other than discontinued real estate, net of income tax; and net income (loss) attributable to noncontrolling interests, less preferred stock dividends. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings available to MetLife, Inc.’s common shareholders per diluted common share is calculated by dividing operating earnings available to MetLife, Inc.’s common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is calculated by dividing operating earnings available to MetLife, Inc.’s common shareholders by average MetLife, Inc. common equity for the period indicated, excluding accumulated other comprehensive income.

	For the three months ended June 30,
	2009		2008
	(In millions, except per common share data)
Net income (loss) available to MetLife, Inc.’s common shareholders	$(1,433)	$(1.74)	$915	$1.26
Less: Net investment gains (losses), net of income tax[1,2]	(2,563)	(3.11)	(231)	(0.32)
Less: Adjustments related to net investment gains (losses), net of income tax[3]	407	0.49	197	0.27
Less: Discontinued operations, net of income tax[4]	—	—	62	0.09

Operating earnings available to common shareholders	$723	$0.88	$887	$1.22

Book value per diluted common share		$30.60		$41.98
Less: Accumulated other comprehensive income (loss) per diluted common share		(11.92)		(3.45)

Book value per diluted common share, excluding accumulated other comprehensive income (loss)		$42.52		$45.43

[1]	Net investment gains (losses), net of income tax, excludes gains (losses) of $21 million and $(26) million for the three months ended June 30, 2009 and 2008, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

[2]	Investment income, net, excludes the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $(96) million and $(16) million for the three months ended June 30, 2009 and June 30, 2008, respectively. Such adjustments are net of applicable adjustments stated in footnote 3 below. Provision for income tax, excludes the related tax impact of the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of $(32) million and $(11) million for the three months ended June 30, 2009 and June 30, 2008, respectively.

[3]	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

[4]	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.
About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets, which may affect MetLife’s ability to seek financing or access its credit facilities; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect MetLife’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require MetLife to pledge collateral or make payments related to declines in value of specified assets; (viii) defaults on MetLife’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) impairments of goodwill and realized losses or market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for MetLife’s products and establishing the liabilities for MetLife’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefit riders (which may be affected by fair value adjustments arising from changes in MetLife’s own credit spread) on certain of MetLife’s variable annuity products; (xvi) increased expenses relating to pension and post-retirement benefit plans, (xvii) catastrophe losses; (xviii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xix) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xx) economic, political, currency and other risks relating to MetLife’s international operations; (xxi) availability and effectiveness of reinsurance or indemnification arrangements, (xxii) regulatory, legislative or tax changes that may affect the cost of, or demand for, MetLife’s products or services; (xxiii) changes in accounting standards, practices and/or policies; (xxiv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxvi) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxvii) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxviii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2009 and 2008 (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Premiums	$6,576	$6,340	$12,698	$12,631
Universal life and investment-type product policy fees	1,216	1,396	2,399	2,793
Net investment income	3,731	4,319	6,994	8,616
Other revenues	572	351	1,126	720
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(566)	(139)	(1,119)	(213)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	234	—	234	—
Other net investment gains (losses), net	(3,497)	(218)	(3,850)	(874)

Total net investment gains (losses)	(3,829)	(357)	(4,735)	(1,087)

Total revenues	8,266	12,049	18,482	23,673

Expenses
Policyholder benefits and claims	6,946	6,579	13,528	13,162
Interest credited to policyholder account balances	1,229	1,196	2,397	2,429
Policyholder dividends	434	446	858	875
Other expenses	2,031	2,607	5,033	5,154

Total expenses	10,640	10,828	21,816	21,620

Income (loss) from continuing operations before provision for income tax	(2,374)	1,221	(3,334)	2,053
Provision for income tax expense (benefit)	(956)	342	(1,332)	549

Income (loss) from continuing operations, net of income tax	(1,418)	879	(2,002)	1,504
Income from discontinued operations, net of income tax	—	117	36	152

Net income (loss)	(1,418)	996	(1,966)	1,656
Less: Net income (loss) attributable to noncontrolling interests	(16)	50	(20)	62

Net income (loss) attributable to MetLife, Inc.	(1,402)	946	(1,946)	1,594
Less: Preferred stock dividends	31	31	61	64

Net income (loss) available to MetLife, Inc.’s common shareholders	$(1,433)	$915	$(2,007)	$1,530

Operating Earnings Available to Common Shareholders Reconciliation
Net income (loss) available to MetLife, Inc.’s common shareholders	$(1,433)	$915	$(2,007)	$1,530
Net investment gains (losses) (2)	(3,957)	(346)	(4,872)	(1,064)
Net investment gains (losses) tax benefit (provision) (2)	1,394	115	1,719	364

Net investment gains (losses), net of income tax (1) (3)	(2,563)	(231)	(3,153)	(700)

Adjustments related to universal life and investment-type product policy fees	(11)	(3)	(17)	2
Adjustments related to policyholder benefits and dividends	8	165	(19)	38
Adjustments related to other expenses	625	144	442	258
Adjustments related to tax benefit (provision)	(215)	(109)	(141)	(103)

Adjustments related to net investment gains (losses), net of income tax (4)	407	197	265	195

Adjustments related to acquisition costs, net of income tax	—	—	(9)	—
Discontinued operations, net of income tax	—	62	36	81

Operating earnings available to common shareholders	$723	$887	$854	$1,954

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of ($26) million and $21 million for the three months ended June 30, 2008 and June 30, 2009, respectively, and ($31) million and $41 million for the six months ended June 30, 2008 and June 30, 2009, respectively.

(2)	Investment income, net, excludes the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of ($16) million and ($96) million for the three months ended June 30, 2008 and June 30, 2009, respectively, and $4 million and ($76) million for the six months ended June 30, 2008 and June 30, 2009, respectively. Such adjustments are net of applicable adjustments stated in footnote 4 below. Provision for income tax, excludes the related tax impact of the net investment gains (losses) of consolidated entities and operating joint ventures reported under the equity method of accounting of ($11) million and ($32) million for the three months ended June 30, 2008 and June 30, 2009, respectively, and $3 million and ($40) million for the six months ended June 30, 2008 and June 30, 2009, respectively.

(3)	There were no net investment gains (losses) from other real estate and real estate joint ventures for the periods presented.

(4)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Other Financial Data:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(1,433)	$915	$(2,007)	$1,530
Operating earnings available to common shareholders	$723	$887	$854	$1,954
Total assets (billions)	$509.5	$556.5	$509.5	$556.5

Individual Business Sales Data:
Total life first year premiums and deposits	$238	$242	$442	$487
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$168	$190	$316	$385
Total annuity deposits	$5,456	$3,815	$12,838	$7,279

Earnings Per Common Share Calculation:
Weighted average common shares outstanding - diluted	825.1	726.5	817.7	728.9
Operating earnings available to common shareholders per common share — diluted	$0.88	$1.22	$1.04	$2.68
Net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted	$(1.74)	$1.26	$(2.46)	$2.10

MetLife, Inc.
Consolidated Balance Sheet Data
June 30, 2009 and December 31, 2008 (Unaudited)
(In millions)

	June 30,	December 31,
	2009	2008
Balance Sheet Data:
General account assets	$382,489	$380,839
Separate account assets	126,968	120,839

Total assets	$509,457	$501,678

Policyholder liabilities	$289,906	$289,145
Short-term debt	4,757	2,659
Long-term debt	12,940	9,667
Collateral financing arrangements	5,297	5,192
Junior subordinated debt securities	2,691	3,758
Other liabilities	39,286	46,433
Separate account liabilities	126,968	120,839

Total liabilities	481,845	477,693

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	16,849	15,811
Retained earnings	20,472	22,403
Treasury stock	(203)	(236)
Accumulated other comprehensive loss	(9,834)	(14,253)

Total MetLife, Inc.’s stockholders’ equity	27,293	23,734
Noncontrolling interests	319	251

Total equity	27,612	23,985

Total liabilities and stockholders’ equity	$509,457	$501,678

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Total Institutional Operations
Net income (loss) available to MetLife, Inc.’s common shareholders	$(555)	$549	$(1,506)	$633
Net investment gains (losses), net of income tax	(842)	81	(1,996)	(403)
Adjustments related to net investment gains (losses), net of income tax	(19)	20	(16)	30

Operating earnings available to common shareholders	$306	$448	$506	$1,006

Institutional Operations:
Group Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$(15)	$137	$(22)	$142
Net investment gains (losses), net of income tax	(123)	1	(232)	(114)
Adjustments related to net investment gains (losses), net of income tax	(1)	—	2	1

Operating earnings available to common shareholders	$109	$136	$208	$255

Retirement & Savings
Net income (loss) available to MetLife, Inc.’s common shareholders	$(346)	$370	$(768)	$259
Net investment gains (losses), net of income tax	(462)	140	(934)	(297)
Adjustments related to net investment gains (losses), net of income tax	(18)	11	(19)	16

Operating earnings available to common shareholders	$134	$219	$185	$540

Non-Medical Health & Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$(194)	$42	$(716)	$232
Net investment gains (losses), net of income tax	(257)	(60)	(830)	8
Adjustments related to net investment gains (losses), net of income tax	—	9	1	13

Operating earnings available to common shareholders	$63	$93	$113	$211

Total Individual Operations
Net income (loss) available to MetLife, Inc.’s common shareholders	$(332)	$199	$(529)	$475
Net investment gains (losses), net of income tax	(1,006)	(167)	(1,000)	(230)
Adjustments related to net investment gains (losses), net of income tax	398	43	269	71
Discontinued operations, net of income tax	—	1	24	—

Operating earnings available to common shareholders	$276	$322	$178	$634

Individual Operations:
Traditional Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$(91)	$86	$(55)	$95
Net investment gains (losses), net of income tax	(125)	8	(75)	(83)
Adjustments related to net investment gains (losses), net of income tax	30	(20)	(24)	(9)
Discontinued operations, net of income tax	—	—	5	(2)

Operating earnings available to common shareholders	$4	$98	$39	$189

Variable & Universal Life
Net income (loss) available to MetLife, Inc.’s common shareholders	$38	$51	$(42)	$73
Net investment gains (losses), net of income tax	(97)	(17)	(182)	(39)
Adjustments related to net investment gains (losses), net of income tax	14	5	27	8
Discontinued operations, net of income tax	—	1	14	2

Operating earnings available to common shareholders	$121	$62	$99	$102

Annuities
Net income (loss) available to MetLife, Inc.’s common shareholders	$(266)	$54	$(407)	$301
Net investment gains (losses), net of income tax	(764)	(150)	(700)	(84)
Adjustments related to net investment gains (losses), net of income tax	354	58	266	72
Discontinued operations, net of income tax	—	—	1	—

Operating earnings available to common shareholders	$144	$146	$26	$313

Other
Net income (loss) available to MetLife, Inc.’s common shareholders	$(13)	$8	$(25)	$6
Net investment gains (losses), net of income tax	(20)	(8)	(43)	(24)
Discontinued operations, net of income tax	—	—	4	—

Operating earnings available to common shareholders	$7	$16	$14	$30

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders (Continued)
Unaudited
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Total International
Net income (loss) available to MetLife, Inc.’s common shareholders	$(205)	$173	$235	$359
Net investment gains (losses), net of income tax	(391)	(113)	(66)	(18)
Adjustments related to net investment gains (losses), net of income tax	28	134	12	94

Operating earnings available to common shareholders	$158	$152	$289	$283

Latin America Region:
Net income available to MetLife, Inc.’s common shareholders	$137	$168	$232	$260
Net investment gains (losses), net of income tax	23	(70)	12	(38)
Adjustments related to net investment gains (losses), net of income tax	28	141	12	94

Operating earnings available to common shareholders	$86	$97	$208	$204

Asia Pacific Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(330)	$14	$25	$98
Net investment gains (losses), net of income tax	(416)	(44)	(82)	16
Adjustments related to net investment gains (losses), net of income tax	—	(7)	—	—

Operating earnings available to common shareholders	$86	$65	$107	$82

European Region:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(12)	$(9)	$(22)	$1
Net investment gains (losses), net of income tax	2	1	4	4

Operating earnings available to common shareholders	$(14)	$(10)	$(26)	$(3)

Total Auto & Home
Net income available to MetLife, Inc.’s common shareholders	$71	$43	$167	$134
Net investment gains (losses), net of income tax	(5)	(9)	15	(16)

Operating earnings available to common shareholders	$76	$52	$152	$150

Auto & Home:
Auto
Net income available to MetLife, Inc.’s common shareholders	$42	$74	$116	$143
Net investment gains (losses), net of income tax	(3)	(6)	9	(11)

Operating earnings available to common shareholders	$45	$80	$107	$154

Homeowners & Other
Net income available to MetLife, Inc.’s common shareholders	$29	$(31)	$51	$(9)
Net investment gains (losses), net of income tax	(2)	(3)	6	(5)

Operating earnings available to common shareholders	$31	$(28)	$45	$(4)

Corporate, Other & Eliminations
Net income (loss) available to MetLife, Inc.’s common shareholders	$(412)	$(49)	$(374)	$(71)
Net investment gains (losses), net of income tax	(319)	(23)	(106)	(33)
Adjustments related to acquisition costs, net of income tax	—	—	(9)	—
Discontinued operations, net of income tax	—	61	12	81

Operating earnings available to common shareholders	$(93)	$(87)	$(271)	$(119)